Exhibit 23.3

Stephen Kenwood, P. Geo.

13629 Marine Drive

White Rock, BC

Phone: (604)535-8146

CONSENT OF GEOLOGIST

July 27, 2006

Board of Directors
Reperio Exploration Inc.
Reno, Nevada

I am the author of the geological report dated May 30, 2006 and I consent to the use of certain segments of my report and to the use of my name, which have been incorporated into Reperio Exploration Inc.'s Form SB-2, dated July 27, 2006 filed with the Securities and Exchange Commission.

/s/ "Stephen Kenwood"